Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated September 24, 2018

Relating to Preliminary Prospectus Supplement dated September 17, 2018

Registration Statement No. 333-226169

We have filed a registration statement on Form S-1 (File No. 333-226169) (including a preliminary prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may access the preliminary prospectus on the SEC website through the following link https://www.sec.gov/Archives/edgar/data/1740547/000119312518274614/d587760ds1a.htm. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or email at prospectus-eq_fi@jpmchase.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340, or by email at Prospectus_Department@jefferies.com; or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, telephone: (631) 274-2806, fax: (631) 254-7140.

The following information updates and supplements the preliminary prospectus.

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We announced today that Kyorin Pharmaceutical Co., Ltd., or Kyorin, received marketing approval from Japan’s Ministry of Health, Labour and Welfare for vibegron for the treatment of adults with overactive bladder in Japan. Kyorin licensed vibegron for Japan from Merck & Co., Inc. in 2014, and later expanded the license to include certain other Asian countries in 2017.